ARTICLES OF INCORPORATION
OF
MUSTANG MANUFACTURING COMPANY, INC.

        To form a Minnesota business corporation under and pursuant to Minnesota Statutes, Chapter 302A, as now enacted or hereafter amended, the following Articles of Incorporation are now adopted:

ARTICLE I
NAME

        The name of the corporation is Mustang Manufacturing Company, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the corporation in Minnesota is 2200 First Bank Place East, Minneapolis, Minnesota 55402.

ARTICLE III
AUTHORIZED SHARES

        The aggregate number of authorized shares of the corporation is 10,000,000 of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights, and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

ARTICLE IV
INCORPORATION

        The name and address of the incorporator, who is a natural person of full age, is:

Name	Address
Michael Prichard	2200 First Bank Place East
Minneapolis, MN 55402

ARTICLE V
WRITTEN ACTIONS BY DIRECTORS

        An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

ARTICLE VI
DIRECTOR LIABILITY

        To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter by amended, a Director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

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